As filed with the Securities and Exchange Commission on October 31, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1595629
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(Address of registrant’s principal executive offices,
including zip code)
ATS MEDICAL, INC. 2000 STOCK INCENTIVE PLAN
(Full title of the plan)
Michael D. Dale
Chief Executive Officer
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price per	aggregate offering	Amount of
to be registered	be registered(1)(2)	share(3)	price(3)	registration fee
Common Stock, par value $0.01 per share	6,000,000 Shares	$2.19	$13,140,000	$517

(1)	Includes 6,000,000 shares of common stock of ATS Medical, Inc. that may be offered or sold pursuant to the ATS Medical, Inc. 2000 Stock Incentive Plan.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of common stock being registered includes any additional securities that may become issuable according to anti-dilution provisions of the ATS Medical, Inc. 2000 Stock Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based on the average of the high and low prices of ATS Medical, Inc. common stock as reported on the NASDAQ Global Market on October 29, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by ATS Medical, Inc. (“we,” “us” or “ATS”), are incorporated by reference in this registration statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008 and June 28, 2008;

(c)	Our Current Reports on Form 8-K filed on January 31, 2008 (except for Item 2.02 disclosure contained therein), March 6, 2008, May 13, 2008 (except for Item 7.01 disclosure contained therein) and July 2, 2008; and

(d)	The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:
•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer,

partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.
     Article 9 of our Third Restated Articles of Incorporation, as amended to date, provides that we shall indemnify our officers and directors to the fullest extent permissible under the Minnesota Business Corporation Act, as now enacted or hereafter amended. Section 9.01 of our Bylaws provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the Minnesota Business Corporation Act, as now enacted or hereafter amended.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Third Restated Articles of Incorporation of ATS Medical, Inc., incorporated by reference to Exhibit 3.1 to ATS Medical, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

4.2	Bylaws of ATS Medical, Inc., as amended February 13, 2007, incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on February 20, 2007.

4.3	Specimen certificate for shares of Common Stock of ATS Medical, Inc., incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997.

4.4	ATS Medical, Inc. 2000 Stock Incentive Plan, as amended, incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on May 13, 2008.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 31st day of October, 2008.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of October, 2008.

Signature	Title

/s/ Michael D. Dale Michael D. Dale	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (principal financial and accounting officer)

*	Director
Steven M. Anderson

*	Director
Robert E. Munzenrider

*	Director
Guy P. Nohra

*	Director
Eric W. Sivertson

*	Director
Theodore C. Skokos

*By:	/s/ Deborah K. Chapman
Deborah K. Chapman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Third Restated Articles of Incorporation of ATS Medical, Inc., incorporated by reference to Exhibit 3.1 to ATS Medical, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

4.2	Bylaws of ATS Medical, Inc., as amended February 13, 2007, incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on February 20, 2007.

4.3	Specimen certificate for shares of Common Stock of ATS Medical, Inc., incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997.

4.4	ATS Medical, Inc. 2000 Stock Incentive Plan, as amended, incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on May 13, 2008.

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney.